Exhibit 4.1

THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION OF THIS NOTE HAVE BEEN ACQUIRED FOR INVESTMENT ONLY AND NOT WITH THE INTENT OF FURTHER DISTRIBUTION, AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED, OR OTHERWISE TRANSFERRED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT THIS NOTE AND THE SECURITIES UNDER THAT ACT UNLESS SOLD PURSUANT TO RULE 144 PROMULGATED UNDER THAT ACT OR UNLESS THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER IS OTHERWISE EXEMPT FROM REGISTRATION. GRAYMARK PRODUCTIONS, INC. MAY REQUEST A WRITTEN OPINION FROM COUNSEL AND IN FORM ACCEPTABLE TO GRAYMARK PRODUCTIONS, INC., TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED IN CONNECTION WITH SUCH SALE, PLEDGE OR HYPOTHECATION, OR OTHER TRANSFER. THIS NOTE OR ANY SECURITY ISSUABLE UPON THE CONVERSION OF THIS NOTE MUST BE SURRENDERED TO GRAYMARK PRODUCTIONS, INC. AS A CONDITION PRECEDENT TO THE SALE, PLEDGE, HYPOTHECATION OR ANY OTHER TRANSFER OF ANY INTEREST IN THIS NOTE OR ANY SECURITY INTO WHICH THIS NOTE IS CONVERTIBLE.

GRAYMARK PRODUCTIONS, INC.

SENIOR PROMISSORY NOTE

U.S. $750,000	October 25, 2005

FOR VALUE RECEIVED, the undersigned, GRAYMARK PRODUCTIONS, INC. an Oklahoma corporation, and all of its existing subsidiaries and subsidiaries created after the date hereof (hereinafter called the “Company”), hereby promises to pay to the order of             or any future permitted holder of this Senior Promissory Note (the “Payee”), at the principal office of the Payee set forth herein, or at such other place as the holder may designate in writing to the Company, the principal sum of SEVEN HUNDRED FIFTY THOUSAND DOLLARS (U.S. $750,000), or such other amount as may be outstanding hereunder, together with all accrued but unpaid interest, in such coin or currency of the United States of America as at the time shall be legal tender for the payment of public and private debts and in immediately available funds, as provided in this Senior Promissory Note (the “Note”).

Upon the date of issuance of this Note the Company has no outstanding securities or other financial instruments that rank senior or pari-passu to this Note.

The Company shall not issue any securities or other financial instruments that rank senior or pari-passu to this Note without the prior written consent of the Payee.

1.                                       Principal and Interest Payments.

(a)                                  The Company shall repay in full the entire principal balance then outstanding under this Note in the manner provided in Section 1(d) hereof on the first to occur (the “Maturity Date”) of: (i) October 25, 2007; (ii) the consummation of a Qualified Financing (as defined in Section 1(d) hereof); or (iii) the acceleration of the obligations as contemplated by this Note.  The Company may prepay all or any part of this Note, in whole or in part at any time, as set forth in Section 6(d) hereof.

(b)                                 Interest on the outstanding principal balance of this Note shall accrue at a rate of eight percent (8%) per annum.  Interest on the outstanding principal balance of the Note shall be computed on the basis of the actual number of days elapsed and a year of three hundred and sixty (360) days and shall be payable quarterly by the Company in cash or in shares of the Company’s equity securities as contemplated in Section 1(d) hereof.  Furthermore, upon the occurrence of an Event of Default that shall be continuing for more than thirty (30) consecutive days following the Company’s receipt of Payee’s notice describing in reasonable detail the occurrence of an Event of Default, then to the extent permitted by law, the Company will pay interest to the Payee, payable on demand, on the outstanding principal balance of the Note from the date of the Event of Default until payment in full at the rate of eighteen percent (18%) per annum.

(c)                                  The outstanding principal amount of this Note shall be secured by all assets of the Company including but not limited to, all purchase agreements and any such options or rights to acquire, all intellectual and real property, all assets and properties of GrayMark Productions, Inc. and all of its existing subsidiaries and subsidiaries created after the date hereof.

(d)                                 At the Maturity Date, the outstanding principal amount of this Note plus all accrued and unpaid interest herein shall be due and payable in cash in the absence of a Qualified Financing by the Company on or before the Maturity Date or, in the event of a Qualified Financing by the Company on or before Maturity Date, automatically converted into equity securities of the Company which may be issued in connection with the Qualified Financing by the Company of its equity securities to certain investors; provided, however, the Company receives aggregate gross cash proceeds in connection with a Qualified Financing of at least $2,000,000 (excluding the conversion of this Note) occurring on or before October 25, 2007, the outstanding principal amount of this Note plus all accrued and unpaid interest herein shall automatically be converted into shares of equity securities of the Company (the “Qualified Financing”).  The principal amount of this Note plus all accrued and unpaid interest shall convert into such number of shares of equity securities of the Company equal to 120% of the principal amount of this Note and all accrued interest outstanding divided by the price per share of the equity securities sold in the Qualified Financing, the maximum price or value of the Common Stock into which the indebtedness evidenced by this Note converts shall not exceed the equivalent of $1.10 per Common Stock share.  Upon the conversion of this Note, the outstanding principal amount of this Note, together with accrued interest hereon, shall be deemed to be the consideration for the Payee’s interest in the equity securities upon consummation of the Qualified Financing.  In consideration for the loan evidenced by this Note, the Payee shall receive common stock purchase warrants exercisable during a five-year period for the purchase of (i) 250,000 shares of the Company’s common stock, $.001 par value (the “Common Stock”) at $2.00 per share, and (ii) 250,000 shares of Common Stock at $3.00 per share (the “Common Stock Purchase Warrants”) in the form attached to this Note as Exhibits A-1 and A-2.

2.                                       Payment on Non-Business Days.  Whenever any payment to be made shall be due on a Saturday, Sunday or a public holiday under the laws of the United States of America or the State of Michigan, such payment may be due on the next succeeding business day and such next succeeding day shall be included in the calculation of the amount of accrued interest payable on such date.

3.                                       Representations, Warranties and Covenants of the Company.  The Company represents, warrants and covenants to the Payee as follows:

(a)                            The Company has been duly incorporated and is validly existing and in good standing under the laws of the state of Oklahoma, with full corporate power and authority to own, lease and operate its properties and to conduct its business as currently conducted.

(b)                           This Note has been duly authorized, validly executed and delivered on behalf of the Company and is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to limitations on enforcement by general principles of equity and by bankruptcy or other laws affecting the enforcement of creditors’ rights generally, and the Company has full power and authority to execute and deliver this Note and to perform its obligations hereunder.

(c)                            The execution, delivery and performance of this Note will not (i) conflict with or result in a breach of or a default under any of the terms or provisions of, (A) the Company’s certificate of incorporation or by-laws, or (B) any material provision of any indenture, mortgage, deed of trust or other material agreement or instrument to which the Company is a party or by which it or any of its material properties or assets is bound, (ii) result in a violation of any material provision of any law, statute, rule, regulation, or any existing applicable decree, judgment or order by any court, Federal or state regulatory body, administrative agency, or other governmental body having jurisdiction over the Company, or any of its material properties or assets or (iii) result in the creation or imposition of any material lien, charge or encumbrance upon any material property or assets of the Company or any of its subsidiaries pursuant to the terms of any agreement or instrument to which any of them is a party or by which any of them may be bound or to which any of their property or any of them is subject.

(d)                           No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of the Company is required in connection with the valid execution and delivery of this Note.

(e)                            Upon the date of issuance of this Note the Company has no outstanding securities or other financial instruments that rank senior or pari-passu to this Note. The Company shall not issue any securities or other financial instruments that rank senior or pari-passu to this Note without the prior written consent of the Payee.

(f)                              Within ten (10) days following the occurrence of a Material Adverse Change, the Company shall provide Payee written notification describing in reasonable detail the events and circumstances constituting the basis for the Material Adverse Change. For purposes of this Note, “Material Adverse Change” shall mean (a) a material adverse change in the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of the Company taken as a whole, or (b) a material adverse change in the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of the Company, or (c) a material adverse change in the motion picture industry as it relates to the Company.

4.                                       Events of Default.  The occurrence of any of the following events shall be an “Event of Default” under this Note:

(a)                            the Company shall fail to make the payment of any amount of any principal outstanding for a period of three (3) business days after the date such payment shall become due and payable hereunder; or

(b)                           the Company shall fail to make any payment of interest for a period of three (3) business days after the date such interest shall become due and payable hereunder; or

(c)                            any representation, warranty or certification made by the Company herein or in any certificate or financial statement shall prove to have been false or incorrect or breached in a material respect on the date as of which made; or

(d)                           the holder of any indebtedness (“Indebtedness”) of the Company or any of its subsidiaries shall accelerate any payment of any amount or amounts of principal or interest on any indebtedness (the “Indebtedness”) (other than the Indebtedness hereunder) prior to its stated maturity or payment date the aggregate principal amount of which Indebtedness of all such persons is in excess of $500,000, whether such Indebtedness now exists or shall hereinafter be created, and such accelerated payment entitles the holder thereof to immediate payment of such Indebtedness which is due and owing and such indebtedness has not been discharged in full or such acceleration has not been stayed, rescinded or annulled within ten (10) business days of such acceleration; or

(e)                            A judgment or order for the payment of money shall be rendered against the Company or any of its subsidiaries in excess of $500,000 in the aggregate (net of any applicable insurance coverage) for all such judgments or orders against all such persons (treating any deductibles, self insurance or retention as not so covered) that shall not be discharged, and all such judgments and orders remain outstanding, and there shall be any period of sixty (60) consecutive days following entry of the judgment or order in excess of $500,000 or the judgment or order which causes the aggregate amount described above to exceed $500,000 during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(f)                              the Company shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or assets, (ii) admit in writing its inability to pay its debts as such debts become due, (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under the Bankruptcy Code or under the comparable laws of any jurisdiction (foreign or domestic), (v) file a petition seeking to take advantage of any bankruptcy, insolvency, moratorium, reorganization or other similar law affecting the enforcement of creditors’ rights generally, (vi) acquiesce in writing to any petition filed against it in an involuntary case under the Bankruptcy Code or under the comparable laws of any jurisdiction (foreign or domestic), or (vii) take any action under the laws of any jurisdiction (foreign or domestic) analogous to any of the foregoing; or

(g)                           a proceeding or case shall be commenced in respect of the Company or any of its subsidiaries without its application or consent, in any court of competent jurisdiction, seeking (i) the liquidation, reorganization, moratorium, dissolution, winding up, or composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of all or any substantial part of its assets or (iii) similar relief in respect of it under any law providing for the relief of debtors, and such proceeding or case described in clause (i), (ii) or (iii) shall continue undismissed, or unstayed and in effect, for a period of thirty (30) consecutive days or any order for relief shall be entered in an involuntary case under the Bankruptcy Code or under the comparable laws of any jurisdiction (foreign or domestic) against the Company or any of its subsidiaries or action under the laws of any jurisdiction (foreign or domestic) analogous to any of the foregoing shall be taken with respect to the Company or any of its subsidiaries and shall continue undismissed, or unstayed and in effect for a period of thirty (30) consecutive days.

(h)                           a material impairment of the Company’s ability to perform its financial obligations, or a material impairment of the enforceability or priority of Payee’s creditor priority as a result of an action or failure to act on the part of the Company,

5.                                       Remedies Upon An Event of Default.  If an Event of Default shall have occurred and shall be continuing for more than thirty (30) consecutive days following the Company’s receipt of Payee’s notice describing in reasonable detail the occurrence of an Event of Default, the Payee of this Note may at any time at its option, (a) declare the entire unpaid principal balance of this Note, together with all interest accrued hereon, due and payable, and thereupon, the same shall be accelerated and so due and payable; provided, however, that upon the occurrence of an Event of Default described in (i) Sections 4(f) and (g), without presentment, demand, protest, or notice, all of which are hereby expressly unconditionally and irrevocably waived by the Company, the outstanding principal balance and accrued interest hereunder shall be automatically due and payable, and (ii) Sections 4(a) through (e), the Payee may demand the prepayment of this Note pursuant to Section 6 hereof; or (b) exercise or otherwise enforce any one or more of the Payee’s rights, powers, privileges, remedies and interests under this Note or applicable law.  No course of delay on the part of the Payee shall operate as a waiver thereof or otherwise prejudice the right of the Payee.  No remedy conferred hereby shall be exclusive of any other remedy referred to herein or now or hereafter available at law, in equity, by statute or otherwise.  Notwithstanding the foregoing, Payee agrees that its rights and remedies hereunder are limited to receipt of cash or shares of the Company’s equity securities in the amounts described herein.

6.                                       Prepayment Options.

(a)                            Prepayment.  Notwithstanding anything to the contrary contained herein, the Payee shall have the right, at such Payee’s option, to require the Company to prepay all of the sum of this Note at a price equal to 110% of the outstanding principal amount and any interest accrued and outstanding under this Note (the “Prepayment Price”), provided, that such prepayment is requested upon the occurrence of a Major Transaction (as defined in Section 6(e) below).  Nothing in this Section 6(a) shall limit the Payee’s rights under Section 5 hereof.

(b)                           Mechanics of Prepayment at Option of Payee.  At least thirty (30) days prior to the occurrence of a Major Transaction and within one (1) day after the occurrence of a Major Transaction, the Company shall deliver written notice thereof via facsimile and overnight courier (“Notice of a Prepayment Event”) to the Payee.  At any time on or after the earlier of the Payee’s receipt of a Notice of a Prepayment Event and the Payee becoming aware of a Major Transaction, the Payee may require the Company to prepay all of the outstanding principal amount and any interest accrued and outstanding under this Note by delivering written notice thereof via facsimile and overnight courier (“Notice of Prepayment at Option of Payee”) to the Company.

(c)                            Payment of Prepayment Price.  Upon the Company’s receipt of a Notice of Prepayment at Option of Payee from the Payee, the Company shall immediately notify the Payee by facsimile of the Company’s receipt of a Notice of Prepayment at Option of Payee and the Payee which has sent such a notice shall deliver to the Company this Note on or before the consummation or closing of a Major Transaction.    The Company shall pay the Prepayment Price to Payee at or prior to the closing of the Major Transaction; provided that this Note shall have been so delivered to the Company.  If the Company shall fail to prepay all of the Prepayment Price (other than pursuant to a dispute as to the arithmetic calculation of the Prepayment Price), in addition to any remedy the Payee may have under this Note, the Prepayment Price payable in respect of such unprepaid Notes shall bear interest at the rate of two percent (2.0%) per each period of thirty (30) consecutive days, pro rated for any period of less than thirty (30) days until paid in full.  Until the Company pays such unpaid Prepayment Price in full to the Payee, the Payee shall have the option (the “Void Optional Prepayment Option”) to, in lieu of prepayment, require the Company to promptly return to the Payee this Note that was submitted for prepayment by Payee under this Section 6(c) and for which the Prepayment Price has not been paid, by sending written notice thereof to the Company via facsimile (the “Void Optional Prepayment Notice”).   Upon the Company’s receipt of such Void Optional Prepayment Notice(s) and prior to payment of the full Prepayment Price to Payee, (i) the Notice(s) of Prepayment at Option of Payee shall be null and void with respect to this Note submitted for prepayment and for which the Prepayment Price has not been paid and (ii) the Company shall immediately return this Note submitted to the Company by the Payee for prepayment under this Section 6(c) and for which the Prepayment Price has not been paid.  A Payee’s delivery of a Void Optional Prepayment Notice and exercise of its rights following such notice shall not affect the Company’s obligations to make any payments which have accrued prior to the date of such notice.

(d)                           Company’s Prepayment Option.  The Company may prepay, at the option of its Board of Directors, all or any portion of the outstanding principal amount of this Note and the accrued and unpaid interest thereon upon five (5) business days prior written notice to the Payee (the “Company Prepayment Notice”) at a cash price equal to 110% of the sum of the outstanding principal amount of this Note and any interest accrued and outstanding (the “Company Prepayment Price”).  The Company may not deliver a Company Prepayment Notice to the Payee unless the Company has clear and good funds for a minimum of the amount it intends to prepay in a bank account controlled by the Company.  The Company Prepayment Notice shall state the date of prepayment (the “Company Prepayment Date”), the Company Prepayment Price, the amount of the Note of such Payee to be prepaid, the amount of accrued and unpaid interest through the Company Prepayment Date and shall call upon the Payee to surrender to the Company on the Company Prepayment Date at the place designated in the Company Prepayment Notice such Payee’s Note.  The Company Prepayment Date shall be no more than five (5) trading days after the date on which the Payee is notified of the Company’s intent to prepay the Note (the “Company Prepayment Notice Date”).  If the Company fails to pay the Company Prepayment Price by the sixth (6th) trading day following the Company Prepayment Notice Date, the prepayment will be declared null and void and the Company shall lose its right to deliver a Company Prepayment Notice to the Payee in the future.  On or after the Company Prepayment Date, the Payee shall surrender the Notes called for prepayment to the Company at the place designated in the Company Prepayment Notice and shall thereupon be entitled to receive payment of the Company Prepayment Price.

(e)                            For purposes of this Note, “Major Transaction” means the consummation of any of the following transactions: (i) the consolidation, merger or other business combination of the Company with or into a person or entity (other than (A) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company, or (B) a consolidation, merger or other business combination in which holders of the Company’s or any of its subsidiaries voting power immediately prior to the transaction continue after the transaction to hold, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities); (ii) the sale or transfer of all or substantially all of the Company’s or any of its subsidiaries’ assets; or (iii) the consummation of a purchase, tender or exchange offer made to the holders of more than 30% of the outstanding shares of the Company’s common stock; provided, however, the following shall not be deemed a Major Transaction for purposes of this Note: (a) the Proposed Financing; (b) a split, reverse split, dividend or distribution with respect to the common stock of the Company which has been disclosed to the Payee; (c) the tender, exchange or repricing of any securities of the Company which are convertible into shares of common stock of the Company which has been disclosed to the Payee.

7.                                       Replacement.  Upon receipt of a duly executed, notarized and unsecured written statement from the Payee with respect to the loss, theft or destruction of this Note (or any replacement hereof), and without requiring an indemnity bond or other security, or, in the case of a mutilation of this Note, upon surrender and cancellation of such Note, the Company shall issue a new Note, of like tenor and amount, in lieu of such lost, stolen, destroyed or mutilated Note.

8.                                       Parties in Interest, Transferability.  This Note shall be binding upon the Company and its successors and assigns and the terms hereof shall inure to the benefit of the Payee and its successors and permitted assigns. This Note may be transferred or sold, subject to the provisions of Section 18 of this Note, or pledged, hypothecated or otherwise granted as security by the Payee.

9.                                       Amendments.  This Note may not be modified or amended in any manner except in writing executed by the Company and the Payee.

Notices.  Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) upon hand delivery by telecopy or facsimile at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur.  The Company will give written notice to the Payee at least thirty (30) days prior to the date on which the Company closes its books or takes a record (x) with respect to any dividend or distribution upon the common stock of the Company, (y) with respect to any pro rata subscription offer to holders of common stock of the Company or (z) for determining rights to vote with respect to a Major Transaction, dissolution, liquidation or winding-up and in no event shall such notice be provided to such holder prior to such information being made known to the public.  The Company will also give written notice to the Payee at least twenty (20) days prior to the date on which dissolution, liquidation or winding-up will take place.

Address of the Payee:

Address of the Company:	GrayMark Productions, Inc.
101 North Robinson, Suite 920
Oklahoma City, OK 73102
Attention: John Simonelli, CEO
(405) 601-5300

10.                                 Governing Law. This Note shall be governed by and construed in accordance with the internal laws of the State of Michigan, without giving effect to the choice of law provisions.  This Note shall not be interpreted or construed with any presumption against the party causing this Note to be drafted.

11.                                 Headings.  Article and section headings in this Note are included herein for purposes of convenience of reference only and shall not constitute a part of this Note for any other purpose.

12.                                 Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief.  The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note, at law or in equity (including, without limitation, a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a Payee’s right to pursue actual damages for any failure by the Company to comply with the terms of this Note.  Amounts set forth or provided for herein with respect to payments and the like (and the computation thereof) shall be the amounts to be received by the Payee and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof).

13.                                 Failure or Indulgence Not Waiver.  No failure or delay on the part of the Payee in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

14.                                 Enforcement Expenses.  The Company agrees to pay all costs and expenses of enforcement of this Note, including, without limitation, reasonable attorneys’ fees and expenses.

15.                                 Binding Effect.   The obligations of the Company and the Payee set forth herein shall be binding upon the successors and assigns of each such party, whether or not such successors or assigns are permitted by the terms hereof.

16.                                 Compliance with Securities Laws.  The Payee of this Note acknowledges that this Note is being acquired solely for the Payee’s own account and not as a nominee for any other party, and for investment, and that the Payee shall not offer, sell or otherwise dispose of this Note other than in compliance with the laws of the United States of America and as guided by the rules of the Securities and Exchange Commission.  This Note and any Note issued in substitution or replacement therefore shall be stamped or imprinted with a legend in substantially the following form:

“THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAW AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES LAWS OR GRAYMARK PRODUCTIONS INC. SHALL HAVE RECEIVED AN OPINION OF ITS COUNSEL THAT REGISTRATION OF SUCH SECURITIES UNDER THE SECURITIES ACT AND UNDER THE PROVISIONS OF APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED.”

17.                                 Severability.  The provisions of this Note are severable, and if any provision shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall not in any manner affect such provision in any other jurisdiction or any other provision of this Note in any jurisdiction.

18.                                 Consent to Jurisdiction.  Each of the Company and the Payee (i) hereby irrevocably submits to the jurisdiction of the United States District Court sitting in the Western District of Michigan and the courts of the State of Michigan located in Ingham county for the purposes of any suit, action or proceeding arising out of or relating to this Note and (ii) hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper.  Each of the Company and the Payee consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address set forth in Section 11 hereof and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing in this Section 20 shall affect or limit any right to serve process in any other manner permitted by law.

19.                                 Company Waivers.  Except as otherwise specifically provided herein, the Company and all others that may become liable for all or any part of the obligations evidenced by this Note, hereby waive presentment, demand, notice of nonpayment, protest and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, and do hereby consent to any number of renewals of extensions of the time or payment hereof and agree that any such renewals or extensions may be made without notice to any such persons and without affecting their liability herein and do further consent to the release of any person liable hereon, all without affecting the liability of the other persons, firms or Company liable for the payment of this Note, AND DO HEREBY WAIVE TRIAL BY JURY.

(a)                            No delay or omission on the part of the Payee in exercising its rights under this Note, or course of conduct relating hereto, shall operate as a waiver of such rights or any other right of the Payee, nor shall any waiver by the Payee of any such right or rights on any one occasion be deemed a waiver of the same right or rights on any future occasion.

(b)                           THE COMPANY ACKNOWLEDGES THAT THE TRANSACTION OF WHICH THIS NOTE IS A PART IS A COMMERCIAL TRANSACTION, AND TO THE EXTENT ALLOWED BY APPLICABLE LAW, HEREBY WAIVES ITS RIGHT TO NOTICE AND HEARING WITH RESPECT TO ANY PREJUDGMENT REMEDY WHICH THE PAYEE OR ITS SUCCESSORS OR ASSIGNS MAY DESIRE TO USE.

IN WITNESS WHEREOF, the Company has executed and delivered this Note as of the date first written above.

GRAYMARK PRODUCTIONS, INC.

By:
John Simonelli, CEO